FIRST AMENDMENT

TO

CAPRICOR, INC.

2012 RESTATED EQUITY INCENTIVE PLAN

(Adopted February 12, 2014)

Capricor Therapeutics, Inc. (the “Company”) maintains the Capricor, Inc. 2012 Restated Equity Incentive Plan, effective as of November 13, 2012 (the “Plan”), and, pursuant to Section 17 of the Plan, the Company’s Board of Directors (the “Board”) may at any time amend, alter, suspend or terminate the Plan.

The Board desires to adopt an amendment to the Plan to: (1) change the name of the Plan from the “Capricor, Inc. 2012 Restated Equity Incentive Plan” to the “Capricor Therapeutics, Inc. 2012 Restated Equity Incentive Plan”; (2) provide that all references to the “Company” (other than in the preamble) shall be deemed to refer to Capricor Therapeutics, Inc. and its Parent and Subsidiaries, as applicable; and (3) provide that all references in the Plan to “Common Stock” shall mean the common stock of Capricor Therapeutics, Inc., par value $0.001 per share.

The Plan is hereby amended as follows:

1.	The name of the Plan is amended and restated in its entirety to read as follows:

“Capricor Therapeutics, Inc. 2012 Restated Equity Incentive Plan”

2.	The first sentence of the preamble is amended and restated in its entirety to read as follows:

“This 2012 Restated Equity Incentive Plan (the “Plan”) replaces the 2006 Stock Option Plan (the “Former Plan”) formerly adopted by Capricor, Inc. with respect to Awards made on or after the date the Plan becomes effective.”

3.	Subsection (i) of Section 2 of the Plan is amended and restated in its entirety to read as follows:

““Company” means Capricor Therapeutics, Inc., a Delaware corporation, and its Parent and Subsidiaries, as applicable, or any successor thereto.”

4.	For purposes of clarity, all references in the Plan to “Common Stock” shall be deemed to mean the common stock of the Company.

5.	The modifications set forth above shall not affect any other provisions of the Plan.

[Signature provided on following page.]

In Witness Whereof, the undersigned adopts this First Amendment to the Plan on behalf of the Company as of the date first written above.

CAPRICOR THERAPEUTICS, INC.

/s/ Linda Marbán, Ph.D.

By: Linda Marbán, Ph.D.
Title: Chief Executive Officer